Exhibit 99.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC22-0108

Precision Optics Announces Implementation of 1-for-3 Reverse Stock Split in

Preparation for Planned Uplisting to Nasdaq

GARDNER, MA, October 26, 2022. Precision Optics Corporation, Inc. (OTCQB: PEYE) (the “Company”) announced today that it will affect a 1-for-3 reverse split of its common stock in preparation for the planned listing of the common stock on The Nasdaq Stock Market (“Nasdaq”). The reverse stock split is scheduled to become effective after the close of business on Wednesday, October 26, 2022 (the “Effective Time”). The stock is then expected to begin trading on a split-adjusted basis when the market opens on October 27, 2022, under the temporary ticker symbol “PEYED” pending completion of the listing on Nasdaq. Once the listing on Nasdaq occurs, the trading symbol for the shares will change to “POCI.”

The Company has filed its listing application with Nasdaq and believes it presently satisfies all applicable listing requirements other than the minimum share price condition. The reverse stock split is intended to enable the Company to meet that condition. Provided that the closing stock price for 5 consecutive trading days after the reverse stock split is at least $3.00 and provided that the 30-day split-adjusted average daily volume is at least 2,000 shares, the Company expects the listing of its shares on Nasdaq will occur in the first or second week of November 2022.

As a result of the reverse stock split, every 3 outstanding shares of common stock will be exchanged for 1 share of common stock, with any fractional shares being paid out by the Company in cash. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share will instead be entitled to receive cash (rounded up to the nearest cent, without interest and subject to applicable withholding taxes) in lieu of such fractional share from the Company’s transfer agent, Computershare Trust Company, N.A., in an amount equal to the product obtained by multiplying (a) the average closing price per share of the Company’s common stock as reported on OTCQB for the five trading days before the Effective Time, by (b) the number of shares of common stock outstanding at the Effective Time that were converted into fractional shares. Holders of the Company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from the Company’s transfer agent regarding their post-split common stock ownership.

The reverse stock split will reduce the number of shares of Company’s common stock outstanding from 16,915,089 shares to approximately 5,638,363 shares, subject to further reduction for the elimination of fractional shares.

At the Company’s Annual Meeting of Shareholders held on April 8, 2022, stockholders approved an amendment of the Articles of Organization to authorize a reverse stock split of the Company’s common stock at a ratio in the range of 1:1.5 to 1:3. Pursuant to that authority, the Company’s board recently approved the 1:3 reverse stock split ratio.

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About Precision Optics Corporation

Founded in 1982, Precision Optics is a vertically integrated optics company primarily focused on leveraging its proprietary micro-optics and 3D imaging technologies to the healthcare and defense/aerospace industries by providing services ranging from new product concept through mass manufacture. Utilizing its leading-edge in-house design, prototype, regulatory and fabrication capabilities as well as its Lighthouse Imaging division’s electronic imaging expertise and its Ross Optical division’s high volume world-wide sourcing, inspecting and production resources, the Company is able to design and manufacture next-generation product solutions to the most challenging customer requirements. Within healthcare, Precision Optics enables next generation medical device companies around the world to meet the increasing demands of the surgical community who require more enhanced and smaller imaging systems for minimally invasive surgery as well as 3D endoscopy systems to support the rapid proliferation of surgical robotic systems. In addition to these next generation applications, Precision Optics has supplied top tier medical device companies a wide variety of optical products for decades, including complex endocouplers and specialized endoscopes. The Company is also leveraging its technical proficiency in micro-optics to enable leading edge defense/aerospace applications which require the highest quality standards and the optimization of size, weight and power. For more information, please visit www.poci.com.

About Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company’s future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by the Company’s management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company’s annual report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Company Contact:

PRECISION OPTICS CORPORATION

22 East Broadway

Gardner, Massachusetts 01440-3338

Telephone: 978-630-1800

Investor Contact:

LYTHAM PARTNERS, LLC

Robert Blum

Phoenix | New York

Telephone: 602-889-9700

peye@lythampartners.com

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